                                                                    EXHIBIT 99.1


         WEATHERFORD REPORTS FOURTH QUARTER EARNINGS OF $0.31 PER SHARE AND CASH EARNINGS OF $0.39 PER SHARE EXCLUDING SPECIAL CHARGES
                ASSOCIATED WITH UNIVERSAL COMPRESSION TRANSACTION

HOUSTON, JANUARY 30, 2001 - - Weatherford International, Inc. (NYSE: WFT) today reported fourth quarter income from continuing operations of $35.3 million ($0.31 per diluted share), excluding special charges associated with the pending combination of Weatherford's compression operations with Universal Compression Holdings (NYSE:UCO). Revenue for the fourth quarter of 2000 was $534.9 million, which represented a 44 percent increase over the $372.6 million reported in the fourth quarter of 1999. Fourth quarter 2000 results, excluding special charges, reflect an improvement of 372 percent over the prior year's earnings from continuing operations of $7.5 million ($0.07 per diluted share).

     Fourth quarter 2000 cash earnings (after-tax earnings, excluding goodwill amortization net of tax), excluding special charges, were $0.39 per diluted share, or 179 percent higher than the prior year.

     Sequentially, Weatherford's fourth quarter results, excluding special charges, improved significantly over the third quarter with revenue and operating income up 16 percent and 53 percent, respectively.

     For the full year 2000, earnings per diluted share from continuing operations, excluding special charges, were $0.71 versus $0.16 per diluted share in the prior year. Revenues and operating income for 2000, excluding special charges, were $1,814.3 million and $176.6 million, which represented an increase from the prior year of 46 percent and 164 percent, respectively.

     Worldwide activity levels in drilling and production for oil and natural gas improved in the fourth quarter buoyed by strong activity in the United States and healthy commodity prices. Weatherford's performance reflected these trends and was further aided by the positive impact that industry demand is having on pricing for its products and services. Worldwide rig activity increased 33 percent year to year led by a 50 percent increase in the United States. Canadian activity continued at high levels. Outside North America the rig count began to improve, rising 25 percent from the prior year's fourth quarter. Weatherford is also benefiting from the ongoing introduction of new products and services as well as the addition of new capacity to meet rising demand.



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Weatherford Reports Fourth Quarter Results
Page 2


     Fourth quarter results include approximately $67.2 million in pre-tax charges, of which $22.1 million is for costs and expenses that have been or are expected to be incurred in connection with Weatherford's previously announced proposed combination of its compression operations with Universal Compression in exchange for 13.75 million shares of common stock of Universal. In addition, there is a non-cash component to the $67.2 million charge of $45.1 million in pre-tax charges relating primarily to a write down in the book value of Weatherford's compression business to its estimated fair value. There is also a second non-cash accrual of $65.9 million in deferred taxes due to the de-consolidation of Weatherford's compression operations. These non-cash charges may be adjusted following the expected closing of the transaction in February, based on the market price of the Universal common stock received at closing. Any adjustment to the non-cash charges may be reflected in Weatherford's financial statements for the year ended December 31, 2000. The combined impact of these special charges resulted in a loss in the fourth quarter of 2000 and for the year of $89.5 million and $48.2 million, respectively.

WEATHERFORD DRILLING & INTERVENTION SERVICES

     Revenues for Weatherford's Drilling & Intervention Services division in the fourth quarter were $262.3 million, 48 percent higher than the prior year and 17 percent higher than the preceding quarter. Operating income for this division was $61.3 million, up 159 percent from the prior year and 47 percent from the third quarter of 2000. EBITDA in the fourth quarter was $88.3 million, up 75 percent from the prior year and 30 percent from the preceding quarter.

     On a sequential basis, revenue and profit contributions from all product lines improved reflecting both volume and pricing gains. Underbalanced drilling revenues increased 31 percent from the third quarter due to increased Canadian and international activity. Price increases in the United States published in August were implemented during the fourth quarter. Geographically, revenues improved in all regions with particular strength in North America. The beginning of increased activity in Europe, Latin America and Africa also contributed to the improved results. The incremental EBITDA and operating income margins on a sequential quarterly basis were 55 percent and 53 percent, respectively, for the division.

WEATHERFORD COMPLETION SYSTEMS

     Revenues for the Completion Systems division in the fourth quarter were $69.1 million, 70 percent above the prior year and 21 percent above the preceding quarter. Operating income


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Weatherford Reports Fourth Quarter Results
Page 3


was $1.3 million, well above the loss of $5.9 million in the prior year and 56 percent better than the preceding quarter. EBITDA of $9.1 million was better than the breakeven level of last year and 20 percent better than the previous quarter.

     Sequentially, the most significant revenue increases in the fourth quarter were experienced in the packer, flow control and liner hanger product lines. Sales of expandable products continued their momentum, with this division having completed the longest installation (7,000 feet) of Weatherford's proprietary expandable sand screen during the fourth quarter. Approximately twenty expandable sand screen completions are currently scheduled for the first quarter of 2001. North American fourth quarter revenues increased 25 percent over the third quarter and international revenue increased 16 percent.

WEATHERFORD ARTIFICIAL LIFT SYSTEMS

     Artificial Lift revenues were $124.1 million in the fourth quarter, 31 percent higher than the prior year and 12 percent above the preceding quarter. Operating income of $14.0 million was 62 percent better than the prior year and 27 percent higher than the preceding quarter. EBITDA of $21.0 million was 50 percent higher than last year and 21 percent better than the third quarter.

     On a sequential basis reciprocating, hydraulic and gas lift systems increased approximately 15 percent or better over the third quarter reflecting increased drilling and development activity. Geographically, activity levels remained strong in Canada while sales in the United States, Latin America and Asia all improved. The incremental EBITDA margin in the fourth quarter was 27 percent.

WEATHERFORD GLOBAL COMPRESSION SERVICES

     Revenues for the Compression Services division in the fourth quarter were $79.4 million, 33 percent higher than the last year and 15 percent above the prior quarter. Operating income, excluding special charges, of $2.1 million was lower than the prior year, but 82 percent better than the preceding quarter. EBITDAR (earnings before interest, tax, depreciation, amortization and rental expenses) excluding special charges was $18.2 million, 7 percent higher than the prior year and the prior quarter. Utilization increased during the quarter to 83% at year end from 80% at the end of the third quarter of 2000.



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Weatherford Reports Fourth Quarter Results
Page 4


STATUS OF WEATHERFORD GLOBAL - UNIVERSAL COMPRESSION MERGER

     As noted Weatherford is currently proposing to combine its compression business with Universal Compression in exchange for an approximate 48 percent interest in the common stock of Universal. The combination is subject to various conditions, including shareholder approval and the refinancing of Universal's and Weatherford Compression's debt and lease obligations. The proposed combination has already received the necessary regulatory approvals. The transaction is currently scheduled to close in mid-February 2001 following the vote of Universal's shareholders and the closing of the financing for the transaction.

     Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.

                                      # # #

Contact:
Don Galletly               (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford International, Inc.'s future results and prospects for its operations, integration of recent acquisitions and business trends, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand and pricing of Weatherford's products, the ability to achieve the anticipated synergies and savings from the integration of recent acquisitions and other cost reduction measures, and the effect of foreign currency fluctuations. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

                         WEATHERFORD INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In 000's, Except Per Share Amounts)


                                                                   Three Months Ended           Twelve Months Ended
                                                                      December 31,                 December 31,
                                                              --------------------------    --------------------------
                                                                  2000           1999           2000           1999
                                                              -----------    -----------    -----------    -----------


Net Revenues:
    Drilling and Intervention Services                        $   262,271    $   177,460    $   881,586    $   599,618
    Completion Systems                                             69,121         40,635        220,624        121,136
    Artificial Lift Systems                                       124,118         95,091        439,410        293,529
    Compression Services                                           79,351         59,453        272,641        225,917
                                                              -----------    -----------    -----------    -----------
                                                                  534,861        372,639      1,814,261      1,240,200
                                                              -----------    -----------    -----------    -----------
Operating Income (Loss):
    Drilling and Intervention Services                             61,323         23,701        172,733         76,281
    Completion Systems                                              1,266         (5,884)        (7,433)       (21,545)
    Artificial Lift Systems                                        14,012          8,673         42,251         16,455
    Compression Services                                            2,071          4,780          6,041         21,574
    Corporate Expenses                                             (9,593)        (7,797)       (36,946)       (25,947)
    Charges Related to Disposal of Business                       (67,214)            --        (67,214)            --
                                                              -----------    -----------    -----------    -----------
                                                                    1,865         23,473        109,432         66,818
Other Income (Expense):
    Other, Net                                                     (1,249)         1,806         (1,056)         3,291
    Interest Income                                                 2,484            651         11,265          3,179
    Interest Expense                                              (13,902)       (12,987)       (59,262)       (44,904)
                                                              -----------    -----------    -----------    -----------
Income (Loss) Before Income Taxes                                 (10,802)        12,943         60,379         28,384
Provision for Income Taxes                                        (12,913)        (4,574)       (38,539)        (8,477)
Provision for Income Taxes, Related to Disposal of Business       (65,910)            --        (65,910)            --
                                                              -----------    -----------    -----------    -----------
Income (Loss) Before Minority Interest                            (89,625)         8,369        (44,070)        19,907
Minority Interest Income (Expense), Net of Taxes                      118           (880)          (717)        (3,701)
                                                              -----------    -----------    -----------    -----------
Net Income (Loss) from Continuing Operations                      (89,507)         7,489        (44,787)        16,206
Loss from Discontinued Operations, Net of Taxes                        --        (17,789)        (3,458)       (37,081)
                                                              -----------    -----------    -----------    -----------
Net Loss                                                      $   (89,507)   $   (10,300)   $   (48,245)   $   (20,875)
                                                              ===========    ===========    ===========    ===========

Basic Earnings (Loss) Per Share:
    Income (Loss) from Continuing Operations                  $     (0.81)   $      0.07    $     (0.41)   $      0.16
    Loss from Discontinued Operations                                  --          (0.16)         (0.03)         (0.37)
                                                              -----------    -----------    -----------    -----------
    Net Loss Per Share                                        $     (0.81)   $     (0.09)   $     (0.44)   $     (0.21)
                                                              ===========    ===========    ===========    ===========

    Basic Weighted Average Shares Outstanding                     110,389        108,669        109,457        101,245
                                                              ===========    ===========    ===========    ===========

Diluted Earnings (Loss) Per Share:
    Income (Loss) from Continuing Operations                  $     (0.81)   $      0.07    $     (0.41)   $      0.16
    Loss from Discontinued Operations                                  --          (0.16)         (0.03)         (0.36)
                                                              -----------    -----------    -----------    -----------
    Net Loss Per Share                                        $     (0.81)   $     (0.09)   $     (0.44)   $     (0.20)
                                                              ===========    ===========    ===========    ===========

    Diluted Weighted Average Shares Outstanding                   110,389        110,636        109,457        102,889
                                                              ===========    ===========    ===========    ===========

Other Information:
   Earnings Per Diluted Share from Continuing
       Operations, Before Charges                             $      0.31    $      0.07    $      0.71    $      0.16
                                                              ===========    ===========    ===========    ===========
   Cash Earnings Per Diluted Share from Continuing
       Operations, Before Charges                             $      0.39    $      0.14    $      1.01    $      0.37
                                                              ===========    ===========    ===========    ===========
   Depreciation and Amortization:
    Drilling and Intervention Services                        $    27,022    $    26,886    $   104,219    $    97,151
    Completion Systems                                              7,836          5,812         27,176         14,117
    Artificial Lift Systems                                         7,031          5,370         25,509         20,064
    Compression Services                                           10,213          7,932         39,120         33,125
    Corporate                                                         668            690          3,085          2,201
                                                              -----------    -----------    -----------    -----------
                                                              $    52,770    $    46,690    $   199,109    $   166,658
                                                              ===========    ===========    ===========    ===========
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